Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS REPORTS THIRD QUARTER REVENUES OF $581 MILLION

-Third Quarter Total Same-Store Sales Decreased 2.3 Percent-

MINNEAPOLIS, April 8, 2011 — Regis Corporation (NYSE:RGS), the global leader in the $160 billion hair care industry, today reported consolidated revenues decreased 1.1 percent in the third fiscal quarter of 2011 to $581 million, compared to $588 million a year ago.  Third quarter total same-store sales decreased 2.3 percent.

“Our monthly same-store sales throughout the third quarter were choppy.  Customer visitation trends in the month of January were adversely impacted by cold weather and snow.  In addition, the late Easter season this year resulted in a shift in holiday traffic from late March to mid-April which impacted our consolidated third quarter same-store sales by about thirty basis points.  We expect our fourth quarter will benefit by a similar amount,” commented Randy L. Pearce, President.  “I have a high level of confidence in our business model, our management team and the strategies we are implementing to drive improved financial performance.”

Third Quarter Revenues:

	For the Three Months Ended March 31, 2011
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$398,746	$24,550	$16,929	$440,225
Product	101,896	10,986	18,319	131,201
Royalties and fees	9,193	—	611	9,804
Total	$509,835	$35,536	$35,859	$581,230

	For the Three Months Ended March 31, 2010
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$406,244	$24,794	$16,841	$447,879
Product	101,619	10,664	17,666	129,949
Royalties and fees	9,115	—	628	9,743
Total	$516,978	$35,458	$35,135	$587,571

Third Quarter Same-Store Sales:

For the Three Months Ended March 31,

	2011			2010
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-4.4%	2.9%	-3.2%	-5.6%	-6.5%	-5.8%
MasterCuts	-5.1	1.6	-3.9	-0.6	3.0	0.0
Supercuts	0.7	-3.2	0.2	0.6	6.3	1.2
Promenade	-3.7	0.2	-3.3	-2.2	0.7	-1.9
SmartStyle	-1.9	-3.1	-2.3	-1.6	2.2	-0.4
Domestic Same-Store Sales	-2.9%	-1.1%	-2.6%	-2.3%	0.5%	-1.8%

International Same-Store Sales	-3.1%	0.2%	-2.0%	-4.0%	-6.3%	-4.8%

Hair Restoration Same-Store Sales	1.3%	1.3%	1.3%	1.7%	1.2%	1.4%

Consolidated Same-Store Sales	-2.8%	-0.7%	-2.3%	-2.2%	0.0%	-1.8%

International same-store sales for the quarter represent the 12-week period ended March 5, 2011 versus the 12-week period ended March 6, 2010.

Regis Corporation will announce third quarter 2011 earnings results on April 27, 2011. A conference call discussing third quarter results will follow at 3:00 p.m., Central time. Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of December 31, 2010, the Company owned, franchised or held ownership interests in over 12,700 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia.  For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:

http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.  These factors include competition within the personal-hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with the financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above.  The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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